Exhibit 99.1

GlobalSantaFe Announces Third-Quarter 2007 Results

Net Income Improves 83% Over Prior-Year Period

HOUSTON, Oct. 31, 2007 – Worldwide offshore oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended Sept. 30, 2007, of $448.6 million, or $1.96 per diluted share, on revenues of $1.19 billion. The results compare with net income of $245.6 million, or $1.02 per diluted share, on revenues of $909.2 million for the same quarter of 2006. Excluding transaction costs of $12.6 million, or 6 cents per diluted share, related to its pending merger with Transocean, the company would have reported net income of $461.2 million, or $2.02 per diluted share, for the third quarter of 2007.

For the nine months ended Sept. 30, 2007, GlobalSantaFe reported net income of $1.17 billion, or $5.05 per diluted share, on revenues of $3.17 billion, compared with net income of $657.0 million, or $2.67 per diluted share, on revenues of $2.36 billion for the corresponding nine-month period of 2006.

GlobalSantaFe President and CEO Jon Marshall commented: “We had an outstanding third quarter with record financial and operating results that were achieved through strong performance in every segment of our business. The contract drilling segment produced record operating income by delivering strong revenues and holding costs below projections. We also benefited from the solid results of the combined drilling management services and oil and gas segments. I am particularly proud that our people maintained their unwavering focus on safety and delivered this strong operational performance while managing the added demands of our pending merger.”

Third-Quarter 2007 Analysis

Operating income increased 78 percent to $501.0 million in the third quarter of 2007, compared with $281.8 million in the third quarter last year. Contract drilling operating income increased 70 percent in the third quarter of 2007 to $522.3 million on higher average daily revenues per rig of $185,200 and average rig utilization of 96 percent. This compares with contract drilling operating income of $307.2 million in the third quarter of 2006 on average daily revenues per rig of $130,500 and average utilization of 97 percent.

The improved third-quarter 2007 operating results also reflected higher operating income for the combined drilling management services and oil and gas segments, primarily resulting from stronger turnkey drilling performance compared with the third quarter of 2006.

Conference Call

GlobalSantaFe will hold a conference call to discuss its 2007 third quarter results on Thursday, Nov. 1, 2007, at 10 a.m. Central Time / 11 a.m. Eastern. To listen to the live call by phone, dial 617-614-3472 (reference code 95464339). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 1 p.m. Central / 2 p.m. Eastern on Nov. 2 through 12 a.m. Central / 1 a.m. Eastern on Thursday, Nov. 16, 2007. To hear the replay by phone, dial 617-801-6888 (reference code 13643191). To listen over the Internet, go to http://www.globalsantafe.com.

To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the Investor Relations page of the GlobalSantaFe Web site in the form of this earnings release or other materials. To access this information online, go to http://www.globalsantafe.com and click on the “Investor Relations” link.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, it is scheduled to take delivery of a new ultra-deepwater semisubmersible in 2009 and a new ultra-deepwater drillship in 2010. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Contract drilling	$949.3	$699.2	$2,557.2	$1,800.9
Drilling management services	224.1	202.9	563.2	523.6
Oil and gas	14.8	7.1	44.8	37.5

Total revenues	1,188.2	909.2	3,165.2	2,362.0

Expenses:
Contract drilling	345.5	318.6	1,032.2	884.6
Drilling management services	215.5	209.8	537.3	524.4
Oil and gas	5.9	3.9	18.7	13.0
Depreciation, depletion and amortization	87.7	77.0	251.6	224.9
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	—	—	(57.1)	(85.3)
General and administrative	32.6	18.1	80.2	61.2

Total operating expenses	687.2	627.4	1,862.9	1,622.8

Operating income	501.0	281.8	1,302.3	739.2

Other income (expense):
Interest expense	(12.0)	(9.0)	(34.5)	(27.4)
Interest capitalized	4.9	2.2	12.1	17.4
Interest income	8.2	5.4	20.7	19.7
Other	(1.2)	1.3	1.2	(0.3)

Total other income (expense)	(0.1)	(0.1)	(0.5)	9.4

Income before income taxes	500.9	281.7	1,301.8	748.6

Provision for income taxes:
Current tax provision	44.4	25.8	89.6	61.5
Deferred tax provision	7.9	10.3	52.1	30.1

Total provision for income taxes	52.3	36.1	141.7	91.6

Income from continuing operations	448.6	245.6	1,160.1	657.0

Income from discontinued operations, net of tax effect	—	—	5.7	—

Net income	$448.6	$245.6	$1,165.8	$657.0

Earnings per ordinary share:
Basic
Income from continuing operations	$1.99	$1.03	$5.09	$2.71
Income from discontinued operations	—	—	0.03	—

Net income	$1.99	$1.03	$5.12	$2.71

Diluted
Income from continuing operations	$1.96	$1.02	$5.02	$2.67
Income from discontinued operations	—	—	0.03	—

Net income	$1.96	$1.02	$5.05	$2.67

Average ordinary shares:
Basic	225.6	238.1	227.9	242.6
Diluted	228.3	241.0	231.0	246.2

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	September 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$449.1	$336.4
Marketable securities	16.0	12.5
Accounts receivable, net of allowances	969.3	653.4
Accounts receivable from insurers	113.4	138.9
Prepaid expenses	97.4	68.8
Other current assets	26.8	23.7

Total current assets	1,672.0	1,233.7

Net properties	4,813.9	4,514.6
Goodwill	334.4	339.2
Deferred income taxes	37.3	34.3
Other assets	123.4	98.4

Total assets	$6,981.0	$6,220.2

Current liabilities:
Accounts payable	$341.2	$284.5
Other accrued liabilities	268.5	278.6

Total current liabilities	609.7	563.1

Long-term debt	550.5	623.9
Capital lease obligations	14.7	15.4
Deferred income taxes	82.4	27.7
Other long-term liabilities	233.7	143.0

Shareholders' equity:
Ordinary shares and additional paid-in capital	3,211.4	3,178.6
Retained earnings	2,375.4	1,764.1
Accumulated other comprehensive loss	(96.8)	(95.6)

Total shareholders' equity	5,490.0	4,847.1

Total liabilities and shareholders' equity	$6,981.0	$6,220.2

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$1,165.8	$657.0
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	251.6	224.9
Deferred income taxes	52.1	30.1
Stock-based compensation expense	26.6	27.0
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	(57.1)	(85.3)
Cash received from insurance for loss of hire and other recoveries	54.5	—
Increase in accounts receivable	(367.7)	(225.6)
Increase in prepaid expenses and other current assets	(31.6)	(37.8)
Increase in deferred mobilization costs	(5.3)	(2.8)
Increase in accounts payable	59.2	74.6
Increase in accrued liabilities	23.3	12.4
Increase in deferred revenues	87.2	5.6
Increase in other long-term liabilities	6.9	29.4
Contributions to defined benefit plans	(8.0)	(64.0)
Other, net	(2.9)	(3.1)

Net cash flow provided by operating activities	1,254.6	642.4

Cash flows from investing activities:
Capital expenditures	(568.3)	(424.3)
Cash received from insurance for involuntary conversion of long-lived assets	62.3	108.1
Purchases of available-for-sale marketable securities	(147.0)	(1,201.4)
Proceeds from sales of available-for-sale marketable securities	144.2	1,453.7
Proceeds from disposals of properties and equipment	34.9	2.3
Other	—	2.7

Net cash flow used in investing activities	(473.9)	(58.9)

Cash flows from financing activities:
Dividend payments	(154.5)	(164.6)
Borrowings under credit facility	195.0	—
Payments on credit facility	(270.0)	—
Deferred financing costs	—	(0.7)
Excess tax deduction resulting from option exercises	12.1	5.5
Payments on capitalized lease obligations	(10.0)	(10.1)
Proceeds from issuance of ordinary shares	95.9	126.8
Payments for ordinary shares repurchased and retired	(536.5)	(778.3)

Net cash flow used in financing activities	(668.0)	(821.4)

Increase (decrease) in cash and cash equivalents	112.7	(237.9)

Cash and cash equivalents at beginning of period	336.4	562.6

Cash and cash equivalents at end of period	$449.1	$324.7

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except average revenues per day)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Contract drilling (1)	$979.0	$704.7	$2,633.2	$1,814.8
Drilling management services	246.9	213.7	599.9	548.9
Oil and gas	14.8	7.1	44.8	37.5
Intersegment elimination	(52.5)	(16.3)	(112.7)	(39.2)

Total revenues	$1,188.2	$909.2	$3,165.2	$2,362.0

Operating income:
Contract drilling	$522.3	$307.2	$1,289.9	$704.1
Drilling management services	8.6	(6.9)	25.9	(0.8)
Oil and gas	5.0	1.6	15.7	17.7
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	—	—	57.1	85.3
Corporate operating expenses	(34.9)	(20.1)	(86.3)	(67.1)

Total operating income	501.0	281.8	1,302.3	739.2

Interest (expense) income, net	1.1	(1.4)	(1.7)	9.7
Other	(1.2)	1.3	1.2	(0.3)

Income before income taxes	$500.9	$281.7	$1,301.8	$748.6

Depreciation, depletion and amortization included in operating income :
Contract drilling	$81.5	$73.4	$235.1	$212.2
Drilling management	—	—	—	—
Oil and gas	3.9	1.6	10.4	6.8
Corporate	2.3	2.0	6.1	5.9

Total depreciation, depletion and amortization	$87.7	$77.0	$251.6	$224.9

Average rig utilization rate	96%	97%	92%	95%

Average revenues per day (2)	$185,200	$130,500	$174,300	$115,400

Turnkey wells drilled	17	20	45	54
Turnkey well completions	8	9	17	21

(1)	Expense reimbursements included in contract drilling revenues and expenses totaled $16.4 million and $17.4 million for the three months ended September 30, 2007 and 2006, respectively, and $55.1 million and $60.5 million, respectively, for the nine months ended September 30, 2007 and 2006. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses, of $16.7 million and $17.5 million, respectively, for the three months ended September 30, 2007 and 2006, respectively, and $55.8 million and $61.3 million, respectively, for the nine months ended September 30, 2007 and 2006.